Exhibit 99.1
Calgon Carbon Announces Entry into Memorandum of Understanding
PITTSBURGH, November 30, 2009 / — Calgon Carbon Corporation (NYSE: CCC) announced today that it has entered into a nonbinding Memorandum of Understanding with Mitsubishi Chemical Corporation regarding the buyout of Mitsubishi Chemical Corporation’s 51% equity interest in Calgon Mitsubishi Chemical Corporation. Calgon Mitsubishi Chemical Corporation, a joint venture between Calgon Carbon Corporation and Mitsubishi Chemical Corporation, was formed on August 12, 2002, and has been engaged in the business of the manufacture, reactivation, sale and research and development of activated carbon in Japan.
The parties intend to negotiate in good faith and evaluate the merits and feasibility of the potential transaction.
Calgon Mitsubishi Chemical Corporation recorded sales of approximately ¥8.7 billion ($67.0 million) in 2008.
John Stanik, Calgon Carbon’s president and chief executive officer said, “We are pleased to pursue the opportunity to significantly increase our presence in Japan which is the single largest market for activated carbon excluding the United States. Additionally, this acquisition would provide significant depth, experience and resources to our Asian regional organization.”
Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making water and air safer and cleaner.
This news release contains historical information and forward-looking statements. Forward-looking statements typically contain words such as “expect,” “believe,” “estimate,” “anticipate,” or similar words indicating that future outcomes are uncertain. Statements looking forward in time, including statements regarding future growth and profitability, price increases, cost savings, broader product lines, enhanced competitive posture and acquisitions, are included in the company’s most recent Annual Report pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance suggested herein. Further, the company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the company’s control. Some of the factors that could affect future performance of the company are higher energy and raw material costs, costs of imports and related tariffs, labor relations, availability of capital, environmental requirements as they relate both to our operations and to our customers, changes in foreign currency exchange rates, borrowing restrictions, validity of patents and other intellectual property, and pension costs. In the context of the forward-looking information provided in this news release, please refer to the discussions of risk factors and other information detailed in, as well as the other information contained in the company’s most recent Annual Report.
Source: Calgon Carbon Corporation
Gail A. Gerono, 412-787-6795
Vice President, Investor Relations
ggerono@calgoncarbon-us.com